Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Agenus Inc.:

We consent to the use of our reports dated March 16, 2015, with respect to the consolidated balance sheets of Agenus Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our report dated March 16, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of Agenus Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2014, 4-Antibody AG’s internal control over financial reporting associated with total assets of approximately $4.2 million and revenue of $1.5 million that was included in the Company’s consolidated financial statements as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of Agenus Inc. and subsidiaries also excluded an evaluation of the internal control over financial reporting of 4-Antibody AG.

/s/ KPMG LLP

Boston, Massachusetts

January 6, 2016